As filed with the Securities and Exchange Commission on August 26, 2008                                          Registration No. _____

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U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT

Under the Securities Act of 1933

CVD EQUIPMENT CORPORATION

(exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-2621692 (I.R.S. Employer Identification Number)

1860 Smithtown Avenue
Ronkonkoma, New York 11779
(Address of principal executive offices)

CVD Equipment Corporation – 2007 Share Incentive Plan

(Full title of the plan)

Glen Charles

Chief Financial Officer
1860 Smithtown Avenue
Ronkonkoma, New York 11779
(631) 981-7081

Copy to:
Adam P. Silvers, Esq.
Ruskin Moscou Faltischek, P.C.
1425 RexCorp Plaza, East Tower, 15th Floor
Uniondale, New York 11556
(516) 663-6600
(516) 663-6643 (facsimile)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of shares to be registered (1)	Proposed maximum Offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee (2)
Common Stock, $0.01 par value	750,000 (3)	$4.21 (2)	$3,157,500 (2)	$124.09

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares and options that may be granted under the CVD Equipment Corporation 2007 Share Incentive Plan (the "Plan") to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purposes of calculating the registration fee of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, using the average of the high and low sales prices for the Common Stock of CVD Equipment Corporation as reported on the Nasdaq Capital Market on August 22, 2008.

(3) Represents a maximum of 750,000 shares of common stock which may be issued pursuant to options and/or grants of restricted stock pursuant to the Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The documents containing the information specified in this Part I will be sent or given to employees participating in the CVD Equipment Corporation 2007 Share Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitutes a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation Of Documents By Reference

  The following documents previously filed with the Commission by CVD Equipment Corporation ("we", "us", "our" or "CVD") are hereby incorporated by reference in this Registration Statement:

(a)     Annual Report on Form 10-KSB for the year ended December 31, 2007;

(b)     All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) for periods following the end of the fiscal year covered by the document referred to in (a) above; and

(c)     For a description of the shares of common stock, par value $0.01 per share, of the Company being registered hereunder see “Description of Securities” in the prospectus of the Company filed with the Securities and Exchange Commission on July 3, 2007 as part of the Company’s Registration Statement on Form S-1, Registration No. 333-144346, which section is herein incorporated by reference.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which removes from registration all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description Of Securities

     Not Applicable.

Item 5.     Interests Of Named Experts And Counsel

Not Applicable.

Item 6.     Indemnification Of Directors And Officers

 Our Certificate of Incorporation provides that a director shall not be personally liable to the company or its shareholders for monetary damages relating to a breach of fiduciary duty as a director, unless a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of what is set forth hereinabove will not adversely affect any right or protection of a director of the company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. The effect of this provision is to eliminate the rights of the company and its shareholders (through shareholders' derivative suits on behalf of the company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent  behavior)  except  in certain  limited  situations.  This provision does not limit or eliminate the rights of the company  or any shareholder to seek non-

monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws. Section 722 of the New York Business Corporation Law empowers a New York corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. In addition, Section 722 of the New York Business Corporation Law states that a New York corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type of kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The company maintains directors and officers and employment practices liability insurance. The current annual premium for such insurance is approximately $24,375, all of which is paid by us.

Item 7.     Exemption From Registration Claimed

     Not Applicable.

Item 8.     Exhibits

                  4.1      CVD Equipment Corporation 2007 Share Incentive Plan.*

  5.1      Opinion of Ruskin Moscou Faltischek, P.C.

                  23.1    Consent of MSPC.

                  23.2    Consent of Ruskin Moscou Faltischek, P.C. (contained in Exhibit 5.1 hereof)

*     Incorporated by reference from the Registrant’s definitive proxy statement filed with the Commission November 5, 2007.

Item 9.     Undertakings

     (a)     The undersigned Company hereby undertakes:

              (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

             (2)     That, for the purpose of determining any liability under the  Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ronkonkoma, New York on the 26th day of August, 2008.

CVD EQUIPMENT CORPORATION
By: /s/ Glen Charles
Glen Charles
Chief Financial Officer and Controller Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on its behalf by the undersigned, thereunto duly authorized, in Ronkonkoma, New York on the 26th day of August, 2008.

Signature	Title	Date
/s/ Leonard A. Rosenbaum Leonard A. Rosenbaum	Chairman of the Board, President, Chief Executive Officer and Director (Principal Officer)	August 26, 2008
/s/ Glen Charles Glen Charles	Chief Financial Officer and Controller (Principal Financial and Accounting Officer)	August 26, 2008
/s/ Martin J. Teitelbaum Martin J. Teitelbaum	Director	August 26, 2008
/s/ Alan H. Temple, Jr. Alan H. Temple, Jr.	Director	August 26, 2008
/s/ Conrad J. Gunther Conrad J. Gunther	Director	August 26, 2008
/s/ Bruce T. Swan Bruce T. Swan	Director	August 26, 2008